Exhibit 21.1
List of Subsidiaries
At the time of this offering, the following entities will become subsidiaries of FXCM Inc.:

Name of Subsidiary	State of Organization
FXCM Holdings, LLC	Delaware
Forex Capital Markets LLC	Delaware
Forex Trading LLC	Delaware
Yozma LLC	Delaware
FXCM Canada Ltd.	Nova Scotia
FXCM Systems, LLC	Delaware
Avalon Technologies Korea	Seoul, Korea
FXCM Asia Limited	Hong Kong
Forex Capital Markets Limited	England and Wales
FXCM Australia Limited	New Zealand
Famous Group International Limited	Hong Kong
Technementals Technology (Shenzhen) Co., Ltd.	China
Financial Horizons Capital, LLC	Delaware
Horizons Funding, LLC	Delaware
ODL Group Limited	England and Wales
ODL Securities Limited	England and Wales
ODL Securities K.K. (Japan)	Japan
ODL Nominees Limited	England and Wales
Online Courses, LLC	Delaware
FX EDU, LLC	Delaware